Exhibit 10.1

AGREEMENT

Made and signed on 23 November 2021

Between	**Pointer Software Systems Ltd.**, Company Number . 512244237 2 Poplar St., Ramat Yishai ("The Developer")
And	**SleepX Ltd.** , Company Number 516045705 17 Sderot Alon St., Givot Bar ("The Company")
Whereas:	The Developer has developed an application that works in the field of sleep monitoring (the "Field") and is called "Quit Snoring Pro" (the "App");
Whereas:	The Company also operates in the Field;
Whereas:	The Company is interested in examining the possibility of integrating the Application into its technology and activities:
Whereas	The Company intends to manufacture accessories in the Field;
Whereas:	The Company is interested in conducting a trial in which the Application will be integrated with its products in the Field ("the Pilot");
Whereas	Prior to the commencement of the Pilot, the parties wish to establish the principles of the contract between them as set forth below in this Agreement;

Therefore, it is stated, agreed and conditioned between the parties as follows:

1. Introduction and Interpretation:

1.1 The introduction to this Agreement forms an integral part thereof and shall be construed as a provision of its provisions.

1.2 The titles and clauses in this Agreement are for the purpose of reference only and should not be used for their interpretation.

2. Business Relationship:

The business relationship between the parties will be comprised of three stages

(1) Pilot: Integration of the App within the Company's products in the Field. In this framework, the parties will establish principles for the Developer to provide the Company with a package of hours of support and development of the App and its implementation in the Company's products.

(2) Ongoing Activity: The Company will receive the right to use a white label version of the App.

(3) Option to Purchase the Application: The Company will evaluate the possibilities for advancement of the App during the Ongoing Activity stage. The Company will have an option to purchase the App under the conditions listed below.

3. Confidentiality:

3.1 Each party shall keep in complete and total confidentiality any information about the other party, its business, and its operations which will come into such party's possession during the period of performance of this Agreement or as a result thereof, and will not disclose such information to any third party and will not make any use of such information except within the framework of performance of this Agreement and in furtherance thereof.

3.2 The undertakings in this section are not limited in time and will remain in effect even after this Agreement expires for any reason.

3.3 Notwithstanding the foregoing, the Company intends to issue a public announcement of the execution of this Agreement.

4. Performance of the Pilot:

4.1 The Developer hereby permits the Company to integrate the App into its products, embed it on the Company's devices, interface with them, and test the App's performance.

4.2 During the Pilot, the Company will be entitled to perform any reasonable action in the circumstances of the case, necessary for the success of the Pilot, provided that these actions do not infringe on the property and / or rights of the Developer.

4.3 The Developer will Accompany the company at an hourly rate of 320 NIS per hour. The Developer will get an approval from the Company for any work that extends beyond the support the Developer needs to provide as part of the license fee.

5. Ongoing Activity:

5.1 To the extent that the Company is interested, after evaluating the Application and its functionality, the Company will be allowed to use the App in a white label format.

5.2 For the use of the Application, the Company will pay the Developer a total of 20, 000 US dollars per year, in four quarterly instalments of $5,000 each, beginning with the date on which this Agreement is executed and thereafter on the third month anniversary until the amount is paid in full (the "License Fee").. For the payment of the License Fee, the Company will receive, at no additional charge, support valued at $3,000 each quarter according to the rates stated in section 4.3 above. Work beyond this budget will be charged in accordance with rates set forth in Section 4.3 above.

5.3 The Company will be entitled to cease the Ongoing Activity at any stage, subject to the payment of the full amounts to which the Developer is entitled at that stage; it being understood that upon cessation of use the Developer is not entitled to unpaid portion of the License Fee. For purposes of illustration only, if the Company determines to cease using the application after the second quarter, the Company will not be required to pay the two remaining instalments of the License Fee

5.4 To the extent that the Company is interested in making changes to the interface and / or other developments, etc., the Developer will allow this for a fee to be agreed in advance

between the parties. The Developer's proposal for such additional work will conform to the standard market rates for the requested development.

5.5 The Developer will allow the Company to integrate the App with additional monitoring means, such as a bracelet.

5.6 For the avoidance of doubt it is clarified that any changes made by the Developer for the Company, including designs, features, interfaces and any other change according to the Company's needs, will not be used by the Developer or third parties, but rather will be the exclusive property of the Company. The Company will be deemed to be the sole owner for all purposes of such development

6. Purchase Option:

6.1 During the Ongoing Activity, the Company will perform the tests it intends to perform, including, evaluating the App's performance and / or due diligence.

6.2 The Developer hereby grants the Company a 12 months option to purchase the App. As long as the Company is interested, it will be entitled to purchase from the Developer the App, including everything necessary for its activity, algorithm, databases, code, design, knowledge and any intellectual property related to it, under the conditions set forth below.

6.3 The purchase of the App will be made in exchange for the consideration listed below:

If the Innovation Authority demands it -

i. payment To the Chief Scientist (Refund of Grants) according to the liability of P-Tech Hitz Am Ltd., which closed and transferred the IP relating to the App, Quit Snoring Pro , to Pointer Software Systems Ltd. , But no more than NIS 200,000 (two hundred thousand NIS).

ii. Payment to the Developer in the amount of NIS 1,000,000 for all the IP related to the applications QS and QSP (Quit Snoring / Pro), and in return, the Developer will transfer to the Company all of the Source Code and the other materials in its possession, and the Developer will stop supporting these applications and remove them from the stores and assign to the Company all intellectual property rights in the App.

iii. Alternatively, instead of option ii, the Company will make an advance payment in the amount of NIS 200,000, and the balance in the amount of NIS 2,000,000 will be paid in the form of a royalty of 3% of the Company's revenues, until the full consideration is paid to the Developer. And only then will the Developer stop supporting the applications QS / P And remove them from the stores.

The royalty will be paid quarterly. Twenty (20) days after the end of the quarter, the Company will send the Developer a balance sheet for the quarter. The Developer will issue a tax invoice in the amount of 3% of the income (plus VAT). The Company will pay the royalty within 15 (fifteen) days of the end of the month in which the invoice was issued (current + 15).

6.4 If the Company purchases the App, the Company will be allowed, but not obligated, to continue the development through the Developer, at a rate that the parties will agree on. To the extent that the Company is interested in this, the Developer undertakes to cooperate with the

Company and, among other things, the Developer undertakes that its proposals will be in accordance with the tariff used in the market for the requested development.

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6.5 To the extent that the Company exercises the purchase option, the Developer will not be required to reimburse the Company for any payments that have been paid for the Ongoing Activity as stated in section 5 above, including, but not limited to, reimbursement of a proportionate share of the annual payment for the Ongoing Activity.

6.6 As long as no notice is given of the exercise of the purchase option, the Developer will be entitled to continue selling the App in the Apple and Google application stores in its current format (at the time of signing the Agreement) and subject to non-circumvention provisions as set forth in Section 7 below. If notice of the exercise of the purchase option has been proivded, the Developer will stop selling the application.

6.7 Even after notice of the exercise of the purchase option is given, the Developer may continue to fulfill its obligations under existing agreements with other companies that have an agreement with the Developer that includes a product that has a sleep monitoring component but is materially different.

6.8 In the event the Company decides not to exercise the purchase option but to carry out the development of an independent application, whether by the Developer and by third parties, the Developer declares that it will have no claims against the Company.

7. Non-circumvention:

7.1 The Developer undertakes not to engage in any transaction and/or cooperation, of any kind, and/or in any production and marketing activity, directly and/or indirectly, involving products that compete with the Company's products, including through any agent or nominee on its behalf, that is not through the Company.

7.2 The Developer undertakes not to permit any third party to engage in any transaction and/or cooperation, of any kind, with the manufacturer, using the App and/or any of its components and/or using the App's algorithm

7.3 The Developer declares that it is aware that this clause is fundamental to the Agreement.

8. **Non-Infringement of Third Party Rights**

The Developer represents that the APP <u>does not</u> infringe, misappropriate or otherwise violate any Intellectual Property of any third party and there are no claims pending or threatened against Developer, claiming that any of the App infringes, misappropriates or otherwise violates the Intellectual Property of any third party.

8. Miscellaneous:

8.1 In order to save time and have the Company's products enter the market as soon as possible, the parties are signing this agreement in principle, which reflects their commercial understandings.

8.2 To the extent that the Company believes that there is a possibility of progress after the Pilot phase, the parties will work to formulate and sign a detailed agreement (hereinafter: "the Detailed Agreement")..

8.3 Upon signing the Detailed Agreement, its provisions will apply and this Agreement will expire.

8.4 The Company will be entitled to transfer its rights and obligations to a company in Israel or abroad for the purpose of acquiring the activity (hereinafter: the "Acquiring Company"), provided that the controlling shareholder of the Acquiring Company is the controlling shareholder of the Company, and the Acquiring Company will confirm in writing to the Developer that all the rights and obligations of the Company under the Agreement have been transferred to it and that it stands in the Company's shoes for all intents and purposes.

8.5 Any amendment, amendment, addition or extension of this Agreement shall be made solely in writing and with the signature of the Parties otherwise it shall have no binding effect.

8.6 The exclusive jurisdiction in relation to this Agreement will be given to the competent court in the Tel Aviv district only.

8.7 The IP and the App to be made available to the Company, including any changes made to the App to support the Company will be used only for the Company and its products and will not be used in the products of other companies. For the avoidance of doubt, all revenues directly or indirectly related to the App and the intellectual property associated with it will only go into the Company.

9. Addresses and Notices:

9.1 The addresses of the parties for the delivery of notices for the purposes of execution and observance of this Agreement are as specified in the title of the Agreement.

9.2 A notice by registered mail sent to the party according to his aforesaid address shall be deemed to have been received 96 hours after it has been delivered to the post office for delivery by registered mail. A receipt bearing a registered postage stamp will constitute conclusive evidence of the date of delivery.

In Witness Whereof, the parties have signed this Agreement below:

Developer:	Company:
פוינטר מערכות תוכנה בע"מ ח.פ. 512244237	
__________ : __________	________ : __________